The McGraw-Hill Companies Reports
Third Quarter EPS of $1.07

Increases Guidance for 2009

New York, NY, October 26, 2009—The McGraw-Hill Companies (NYSE: MHP) today reported diluted earnings per share of $1.07 for the third quarter of 2009 compared to $1.23 last year, which included an after-tax restructuring charge of $0.05 per diluted share. Net income for the third quarter decreased 13.9% to $336.1 million versus the same period last year. Revenue declined 8.4% to $1.9 billion.

“Our third quarter was marked by sharp contrasts in key markets,” said Harold McGraw III, chairman, president and chief executive officer of The McGraw-Hill Companies.

-	Education: “We produced good growth in the U.S. college and university market while the elementary-high school market declined.”

-
Financial Services: “Standard & Poor’s Credit Market Services registered the first quarterly increase in revenue since the third quarter of 2007 as corporate issuance offset continuing weakness in structured finance.”

-	Information & Media: “Platts, our worldwide energy information service, again turned in solid results, but only partially offset declines in print and television advertising.

“Cost containment remains a priority. In the third quarter, including the impact of a $23.4 million pre-tax restructuring charge last year, we reduced total costs and expenses by 5.4% despite a $68 million increase in incentive compensation after substantial reductions in 2008.”

Education:  Revenue for this segment in the third quarter declined by 11.6% to $1.0 billion compared to the same period last year. Operating profit decreased by 15.9% to $298.1 million versus $354.7 million last year, which included a restructuring charge of $5.4 million. Foreign exchange rates reduced revenue by $11.4 million and operating profit by $4.9 million.

Revenue for the McGraw-Hill School Education Group declined 19.6% to $501.3 million. Revenue for the McGraw-Hill Higher Education, Professional and International Group decreased by 1.8% to $498.7 million compared to the same period last year.

Based on sales results through the third quarter, when most ordering for the fall term has been completed, McGraw-Hill School Education expects to capture more than 30% of the total available dollars in a 2009 state new adoption market that deteriorated all year as budgetary pressures led a growing number of school districts to postpone purchases. The major postponements occurred in California’s first-year K–8 reading adoption and second-year K–8 math adoption, which together had represented this year’s largest potential. However, postponements also had a significant impact on revenue opportunities in Florida’s 6–12 literature and K–12 music adoptions and in several smaller states including Kentucky and Oregon.

Although the California market for new materials was much smaller than originally anticipated, McGraw-Hill School Education has captured very substantial shares of the available dollars there with its two K–5 reading programs, two K–5 math programs, and its 6–8 math titles. Other significant shares are projected for K–12 science in Tennessee, K–12 social studies in Indiana and K–5 math in South Carolina.

McGraw-Hill School Education has also done well in health and Spanish and with materials for business and vocational courses in the adoption states. Arkansas, Mississippi, North Carolina, Oklahoma and Tennessee all purchased instructional materials for career-oriented courses in 2009.

Although harder to quantify, postponements also affected third quarter purchasing by school districts in the open territory. Nevertheless, McGraw-Hill School Education captured available business across a wide range of subjects. Large open territory adoptions include reading in Philadelphia; science in Providence; math in Wichita, Kansas; and health in Newark, New Jersey. Residual sales were uneven across the country and across product lines, but there was solid ordering for Everyday Math consumable materials in the open territory and for Open Court Reading components in California.

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McGraw-Hill School Education also achieved healthy increases for intervention materials such as Reading Mastery, an elementary series that is part of the Direct Instruction line, and Number Worlds. However, sales of the supplemental products, which are largely made up of older print titles, continued to decline.

The Federal stimulus funding for education may have made a modest contribution to the elementary-high school instructional materials market in the third quarter and could result in more fourth quarter ordering. Still, the elementary-high school market is now expected to decline between 20% to 25% in 2009. The state new adoption market is now projected at $500 million to $510 million, down from the original $550 million to $600 million forecast at the beginning of the year and the $980 million achieved in 2008.

In the testing market, the third quarter is seasonally light, but Acuity, the award-winning formative assessment program, continues to win new business. Growth by Acuity could not offset a decline in custom and off-the-shelf products and services in the third quarter.

For the McGraw-Hill Higher Education, Professional and International Group, growth in the U.S. college and university market was offset by foreign exchange, softness in international markets and continued weakness at book stores for professional products.

The U.S. college and university market is benefiting this year from a surge in enrollments. A 4.8% increase for post-secondary school enrollments in 2009 had been projected by the National Center for Education Statistics, but there are indications now that the overall increase this year may be closer to 10%. Many two-year schools and career colleges are reporting double-digit enrollment growth. As a result, the U.S. college and university market could grow by 8% to 10% this year.

Surging fall enrollments, successful digital initiatives and the solid performance of major imprints fueled growth for McGraw-Hill Higher Education in the third quarter.

Online study tools for students, which include McGraw-Hill Connect™, the industry’s most advanced interactive platform; e-books; and online courses all produced double-digit increases.

McGraw-Hill Higher Education’s best sellers in the third quarter included:
  -  McConnell, Brue and Flynn, Economics, 18th Edition
  -  Lucas, The Art of Public Speaking, 10th Edition
  -  Shier, Butler and Lewis, Hole’s Human Anatomy and Physiology, 12th Edition
  -  Saladin, Anatomy and Physiology, 5th Edition
  -  Garrison, Managerial Accounting, 13th Edition

Although professional markets were soft at retail, subscriptions for digital products in science, medicine and technology continue to grow at a double-digit rate here and abroad. There also is a growing lineup of revenue-generating products available for downloading on MP3 devices; approximately 50 medical, technical and test prep titles for the iPhone will have been released before the end of the year.

International revenue decreased in the third quarter, with strong demand for higher education products across most markets offset by lower school sales in some regions as well as softness in professional sales and the unfavorable impact of foreign exchange.

Financial Services:  Revenue for this segment declined 2.2% to $637.0 million in the third quarter compared to the same period last year. Operating profit decreased by 10.1% to $256.2 million compared to $285.1 million for the third quarter last year, which included a pre-tax restructuring charge of $4.1 million. Foreign exchange rates reduced revenue in the third quarter by $10.1 million and operating profit by $3.1 million.

An improving financing environment for bond issuers and narrowing credit spreads contributed to an uptick in revenue for Standard & Poor’s Credit Market Services in the third quarter. S&P Credit Market Services, which provides independent credit ratings, credit risk evaluations and ratings-related information and products, increased revenue by 0.7% to $426.1 million in the third quarter compared to the same period last year.

Revenue for Standard & Poor’s Investment Services, which provides comprehensive value-added financial data, information, investment indices and research, declined 7.6% to $210.9 million in the third quarter compared to the same period last year.

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As new issue activity picked up in the bond market in the third quarter, particularly in U.S. and European corporate debt issuance, so did transaction revenue at S&P Credit Market Services. Transaction revenue grew by 6.5%, or $7.7 million, to $127.8 million in the third quarter versus the same period last year. Transaction revenue includes ratings of publicly-issued debt, bank loan ratings and corporate credit estimates.

Non-transaction revenue at S&P Credit Market Services decreased by 1.6% to $298.3 million in the third quarter compared to the same period last year. A reduction in breakage fees for work performed on canceled transactions was the primary reason for the $4.9 million decline in non-transaction revenue, which also includes surveillance fees, annual contracts and subscriptions. In the third quarter of 2009, non-transaction revenue accounted for 70.0% of S&P Credit Market Services revenue compared to 71.6% in the third quarter of 2008.

New issue dollar volume in the U.S. and European bond markets increased in the third quarter compared to the same period last year, according to S&P estimates and information from Thomson Financial and Harrison Scott Publications. In the U.S., total new issue dollar volume grew by 31.4%. Corporate issuance was up 92.7%. Public finance increased by 15.8%. Mortgage-backed securities increased 233.7%. Asset-backed securities declined by 20.7%. Collateralized debt obligations fell by 98.8%.

In Europe, total new issue dollar volume grew by 39.2% compared to the same period last year.

International revenue increased 3.3% to $209.3 million in the third quarter at S&P Credit Market Services; the growth rate was inhibited by $7.7 million attributed to foreign exchange rates. International revenue accounted for 49.1% of S&P Credit Market Services in the third quarter compared to 47.9% for the same period last year.

For S&P Investment Services, which produced 33.1% of Financial Services’ revenue in the third quarter, gains at Capital IQ were offset by the divestiture of Vista Research in May 2009, softness in index services and the expiration of contracts with banks for independent equity research at the end of July. S&P recently signed new contracts with Citibank and Morgan Stanley and is negotiating with other banks for continuation of stock coverage and other services.

Capital IQ introduced significant new data and functionality to its Web-based platform in September, including detailed information on more than 60 commodity futures. The client base, which grew to more than 2,800 in the third quarter, is now up 7.5% since the end of 2008.

A slowdown in trading volume for over-the-counter and exchange-traded derivatives based on S&P indices was key to a modest decline in index services products and services in the third quarter. The average daily volume for the major exchange-traded derivatives decreased 23.2% to 2,860,000 contracts in the third quarter of 2009 compared to the same period last year. Assets under management in exchange-traded funds based on S&P indices were down year-over-year by 1.2% at the end of the third quarter to $220.8 billion, but up 16.3% since the end of the second quarter of 2009.

Information & Media:  Revenue for this segment declined 10.1% to $238.9 million compared to the same period last year. Operating profit increased by 29.3% to $29.5 million versus $22.8 million last year, which included a pre-tax restructuring charge of $13.9 million. Foreign exchange rates had an immaterial impact on revenue and a $1.7 million favorable impact on operating profit.

Third quarter revenue and operating profit were affected by the conversion of a number of J.D. Power and Associates’ syndicated studies to an online platform. As a result, an estimated $5.4 million of revenue and $2.6 million of operating profit that would have been recognized in the third quarter was deferred and will be recognized ratably over the 12-month service period.

For the Business-to-Business Group, revenue in the third quarter decreased by 8.7% to $219.8 million. The group includes the following brands: Aviation Week, BusinessWeek, J.D. Power and Associates, McGraw-Hill Construction and Platts.

Solid growth by Platts in domestic and international energy markets was offset by declines in the automotive sector at J.D. Power, softness in the construction market and weakness in advertising. Advertising pages in BusinessWeek’s global edition in the third quarter decreased by 29.3%, according to the Publishers Information Bureau.

For the Broadcasting Group, revenue in the third quarter fell by 23.6% to $19.1 million compared to the same period last year. Both local and national time sales declined in the third quarter, but the absence of political advertising in a non-election year was the biggest factor in the year-over-year decrease.

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The Outlook:  “With market conditions continuing to weaken in school education and advertising, we now expect revenue for 2009 to decline by approximately 7%,” Mr. McGraw said. “We had previously forecasted a decrease of 5.5% to 6.5%.

“But with stringent cost controls, we now expect to achieve the top end of our $2.20 to $2.25 earnings per share guidance for 2009. At the end of the second quarter, we had anticipated coming in at the low end of that range.

“The new earnings per share guidance excludes the second quarter restructuring charge of $0.03, a $0.03 loss on the divestiture of Vista Research in May and a projected $0.02 gain ($9.3 million pre-tax and $5.9 million after-tax) on the sale of BusinessWeek in the fourth quarter.”

Conference Call/Webcast Details: The Corporation’s senior management will review the third quarter earnings results on a conference call scheduled for this morning, October 26, at 8:30 AM Eastern Time. This call is open to all interested parties. Discussions may include forward-looking information. Additional information presented on the conference call may be made available on the Corporation’s Investor Relations Website at http://www.mcgraw-hill.com/investor_relations.

The Webcast will be available live and in replay at http://investor.mcgraw-hill.com/phoenix.zhtml?c=96562&p=irol-EventDetails&EventId=2479868. (Please copy and paste URL into web browser.)

Domestic participants may call (888) 323-5423; international participants may call +1 (415) 228-5016 (long distance charges will apply). The passcode is McGraw-Hill and the conference leader is Harold McGraw III. A recorded telephone replay will be available approximately two hours after the meeting concludes and will remain available until November 25, 2009. Domestic participants may call (800) 925-3897; international participants may call +1 (203) 369-3964 (long distance charges will apply). No passcode is required.

The forward-looking statements in this news release involve risks and uncertainties and are subject to change based on various important factors, including worldwide economic, financial, liquidity, political and regulatory conditions; the health of debt (including U.S. residential mortgage-backed securities and collateralized debt obligations) and equity markets, including possible future interest rate changes; the health of the economy and in advertising; the level of expenditures and state new adoptions and open territory sales in the education market; the successful marketing of competitive products; and the effect of competitive products and pricing.

About The McGraw-Hill Companies:  Founded in 1888, The McGraw-Hill Companies is a leading global information services provider meeting worldwide needs in the financial services, education and business information markets through leading brands such as Standard & Poor’s, McGraw-Hill Education, Platts, Capital IQ, J.D. Power and Associates, McGraw-Hill Construction and Aviation Week. The Corporation has more than 280 offices in 40 countries. Sales in 2008 were $6.4 billion. Additional information is available at www.mcgraw-hill.com.

Investor Relations: http://www.mcgraw-hill.com/investor_relations

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http://investor.mcgraw-hill.com/phoenix.zhtml?c=96562&p=newsRSS

Release issued: October 26, 2009
* * *
Contacts for The McGraw-Hill Companies:
Investor Relations:
Donald S. Rubin
Senior Vice President, Investor Relations
(212) 512-4321 (office)
donald_rubin@mcgraw-hill.com

News Media:
Steven H. Weiss
Vice President, Corporate Communications
(212) 512-2247 (office)
(917) 699-9389 (mobile)
weissh@mcgraw-hill.com

Frank Briamonte
Senior Director, Corporate Communications
(212) 512-4145 (office)
(201) 725-6133 (mobile)
frank_briamonte@mcgraw-hill.com

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The McGraw-Hill Companies
Statements of Income
Periods ended September 30, 2009 and 2008

(dollars in thousands, except per share data)

(unaudited)	Three Months				Nine Months

	2009	2008	% Change		2009	2008	% Change

Revenue	$1,875,903	$2,048,541	(8.4	) %	$4,489,290	$4,939,637	(9.1	) %

Expenses	1,319,938	1,395,625	(5.4	) %	3,512,657	3,770,980	(6.9	) %

Income from operations	555,965	652,916	(14.8	) %	976,633	1,168,657	(16.4	) %

Other loss	-	-	N/M		13,849	-	N/M

Interest expense, net	17,827	22,002	(19.0	) %	56,917	60,186	(5.4	) %

Income before taxes on income	538,138	630,914	(14.7	) %	905,867	1,108,471	(18.3	) %

Provision for taxes on income	195,882	234,099	(16.3	) %	329,735	410,143	(19.6	) %

Net income	342,256	396,815	(13.7	) %	576,132	698,328	(17.5	) %

Less: net income attributable to noncontrolling interests	(6,145)	(6,649)	(7.6	) %	(12,924)	(14,758)	(12.4	) %

Net income attributable to The McGraw-Hill Companies, Inc.	$336,111	$390,166	(13.9	) %	$563,208	$683,570	(17.6	) %

Earnings per common share:
Basic	$1.08	$1.25	(13.6	) %	$1.80	$2.16	(16.7	) %
Diluted	$1.07	$1.23	(13.0	) %	$1.80	$2.13	(15.5	) %

Dividend per common share	$0.225	$0.22	2.3%		$0.675	$0.66	2.3%

Average number of common shares outstanding:
Basic	312,471	313,105			312,067	316,969
Diluted	313,642	317,203			312,900	320,600

N/M - not meaningful

Exhibit 1

The McGraw-Hill Companies
Operating Results by Segment - As Reported
Periods ended September 30, 2009 and 2008

(dollars in thousands)

(unaudited)	Revenue
			% Favorable
	2009	2008	(Unfavorable)
Three Months
McGraw-Hill Education	$1,000,015	$1,131,352	(11.6	) %
Financial Services	636,984	651,458	(2.2	) %
Information & Media	238,904	265,731	(10.1	) %
Total revenue	$1,875,903	$2,048,541	(8.4	) %

(unaudited)	Segment Expenses
			%Favorable
	2009	2008	(Unfavorable)
Three Months
McGraw-Hill Education (a)(e)	$701,873	$776,634	9.6%
Financial Services (a)(e)	380,801	366,406	(3.9	) %
Information & Media (a)	209,364	242,884	13.8%
Total segment expenses	$1,292,038	$1,385,924	6.8%

(unaudited)	Operating Profit
			%Favorable
	2009	2008	(Unfavorable)
Three Months
McGraw-Hill Education (a)(e)	$298,142	$354,718	(15.9	) %
Financial Services (a)(e)	256,183	285,052	(10.1	) %
Information & Media (a)	29,540	22,847	29.3%
Total operating segments	583,865	662,617	(11.9	) %
General corporate expense	(27,900)	(9,701)	N/M
Interest expense, net	(17,827)	(22,002)	19.0%
Total operating profit *	$538,138	$630,914	(14.7	) %

N/M - not meaningful
*	Income before taxes on income

Exhibit 2 - p. 1 of 2

(unaudited)	Revenue
			% Favorable
	2009	2008	(Unfavorable)
Nine Months
McGraw-Hill Education	$1,867,832	$2,132,354	(12.4	) %
Financial Services	1,920,926	2,031,236	(5.4	) %
Information & Media	700,532	776,047	(9.7	) %
Total revenue	$4,489,290	$4,939,637	(9.1	) %

(unaudited)	Segment Expenses
			% Favorable
	2009	2008	(Unfavorable)
Nine Months
McGraw-Hill Education (b)(d)(e)	$1,625,278	$1,798,222	9.6%
Financial Services (b)(c)(d)(e)	1,156,796	1,178,990	1.9%
Information & Media (b)(d)	653,798	716,675	8.8%
Total segment expenses	$3,435,872	$3,693,887	7.0%

(unaudited)	Operating Profit
			% Favorable
	2009	2008	(Unfavorable)
Nine Months
McGraw-Hill Education (b)(d)(e)	$242,554	$334,132	(27.4	) %
Financial Services (b)(c)(d)(e)	764,130	852,246	(10.3	) %
Information & Media (b)(d)	46,734	59,372	(21.3	) %
Total operating segments	1,053,418	1,245,750	(15.4	) %
General corporate expense	(90,634)	(77,093)	(17.6	) %
Interest expense, net	(56,917)	(60,186)	5.4%
Total operating profit *	$905,867	$1,108,471	(18.3	) %

*	Income before taxes on income

(a)
2008 segment expenses and operating profit for the three months include a pre-tax restructuring charge of $23.4 million as follows: McGraw-Hill Education, $5.4 million; Financial Services, $4.1 million; and Information & Media, $13.9 million.

(b)
2009 segment expenses and operating profit for the nine months include a net pre-tax restructuring charge of $15.2 million as follows: McGraw-Hill Education, $11.6 million; Financial Services, $(0.4) million; and Information & Media, $4.0 million.

(c)	2009 segment expenses and operating profit for the nine months include a $13.8 million pre-tax loss on the sale of Vista Research, Inc.
(d)
2008 segment expenses and operating profit for the nine months include a pre-tax restructuring charge of $47.1 million as follows: McGraw-Hill Education, $13.9 million; Financial Services, $19.3 million; and Information & Media, $13.9 million.

(e)	2008 segment expenses and operating profit have been restated to reflect the impact of the Company's adoption of FASB ASC 810-10-65-1 "Consolidation" in the first quarter of 2009.

Exhibit 2 - p. 2 of 2

The McGraw-Hill Companies
Operating Results by Segment - As Adjusted
Periods ended September 30, 2009 and 2008

(dollars in thousands)

(unaudited)	Revenue
			% Favorable
	2009	2008	(Unfavorable)
Three Months
McGraw-Hill Education	$1,000,015	$1,131,352	(11.6)%
Financial Services	636,984	651,458	(2.2)%
Information & Media	238,904	265,731	(10.1)%
Total revenue	$1,875,903	$2,048,541	(8.4)%

(unaudited)	Segment Expenses
			% Favorable
	2009	2008	(Unfavorable)
Three Months
McGraw-Hill Education (a)(e)	$701,873	$771,244	9.0%
Financial Services (a)(e)	380,801	362,262	(5.1)%
Information & Media (a)	209,364	228,979	8.6%
Total segment expenses	$1,292,038	$1,362,485	5.2%

(unaudited)	Operating Profit
			% Favorable
	2009	2008	(Unfavorable)
Three Months
McGraw-Hill Education (a)(e)	$298,142	$360,108	(17.2)%
Financial Services (a)(e)	256,183	289,196	(11.4)%
Information & Media (a)	29,540	36,752	(19.6)%
Total operating segments	583,865	686,056	(14.9)%
General corporate expense	(27,900)	(9,701)	N/M
Interest expense, net	(17,827)	(22,002)	19.0%
Total operating profit *	$538,138	$654,353	(17.8)%
N/M - not meaningful
*  Income before taxes on income

Exhibit 3 - p. 1 of 2

(unaudited)	Revenue
			% Favorable
	2009	2008	(Unfavorable)
Nine Months
McGraw-Hill Education	$1,867,832	$2,132,354	(12.4	) %
Financial Services	1,920,926	2,031,236	(5.4	) %
Information & Media	700,532	776,047	(9.7	) %
Total revenue	$4,489,290	$4,939,637	(9.1	) %

(unaudited)	Segment Expenses
			% Favorable
	2009	2008	(Unfavorable)
Nine Months
McGraw-Hill Education (b)(d)(e)	$1,613,662	$1,784,324	9.6%
Financial Services (b)(c)(d)(e)	1,143,370	1,159,699	1.4%
Information & Media (b)(d)	649,809	702,770	7.5%
Total segment expenses	$3,406,841	$3,646,793	6.6%

(unaudited)	Operating Profit
			% Favorable
	2009	2008	(Unfavorable)
Nine Months
McGraw-Hill Education (b)(d)(e)	$254,170	$348,030	(27.0	) %
Financial Services (b)(c)(d)(e)	777,556	871,537	(10.8	) %
Information & Media (b)(d)	50,723	73,277	(30.8	) %
Total operating segments	1,082,449	1,292,844	(16.3	) %
General corporate expense	(90,634)	(77,093)	(17.6	) %
Interest expense, net	(56,917)	(60,186)	5.4%
Total operating profit *	$934,898	$1,155,565	(19.1	) %

*  Income before taxes on income

(a)
2008 segment expenses and operating profit for the three months exclude a pre-tax restructuring charge of $23.4 million as follows: McGraw-Hill Education, $5.4 million; Financial Services, $4.1 million; and Information & Media, $13.9 million.

(b)
2009 segment expenses and operating profit for the nine months exclude a net pre-tax restructuring charge of $15.2 million as follows: McGraw-Hill Education, $11.6 million; Financial Services, $(0.4) million; and Information & Media, $4.0 million.

(c)	2009 segment expenses and operating profit for the nine months exclude a $13.8 million pre-tax loss on the sale of Vista Research, Inc.
(d)
2008 segment expenses and operating profit for the nine months exclude a pre-tax restructuring charge of $47.1 million as follows: McGraw-Hill Education, $13.9 million; Financial Services, $19.3 million; and Information & Media, $13.9 million.

(e)	2008 segment expenses and operating profit have been restated to reflect the impact of the Company's adoption of FASB ASC 810-10-65-1 "Consolidation" in the first quarter of 2009.

Non-GAAP Measures

In addition to including financial measures under accounting principles generally accepted in the United States of America (U.S. GAAP), The McGraw-Hill Companies disclosed non-GAAP measures for the three and nine months ended September 30, 2009 and 2008. These non-GAAP measures exclude the impact of restructuring charges and a loss on the sale of Vista Research, Inc. The non-GAAP measures are provided because management believes they provide useful supplemental information for meaningful comparisons of the Company's results. This exhibit should be read in conjunction with Exhibit 2.

Exhibit 3 - p. 2 of 2

The McGraw-Hill Companies
Financial Services Segment
Credit Market Services - Transaction vs. Non-Transaction Revenue
Periods ended September 30, 2009 and 2008

(dollars in thousands)

(unaudited)
	2009	2008	% Change
Three Months
Transaction Revenue (a)	$127,768	$120,022	6.5%
Non-Transaction Revenue (b)	298,302	303,225	(1.6)%
Total Credit Market Services Revenue	$426,070	$423,247	0.7%

(unaudited)
	2009	2008	% Change
Nine Months
Transaction Revenue (a)	$386,174	$443,984	(13.0)%
Non-Transaction Revenue (b)	888,650	914,473	(2.8)%
Total Credit Market Services Revenue	$1,274,824	$1,358,457	(6.2)%

(a) Revenue related to rating new issuance of corporate, public finance, structured finance instruments, bank loans and corporate credit estimates.
(b) Revenue from annual fees for frequent issuer programs, surveillance and subscriptions.

The McGraw-Hill Companies
Financial Services Segment
Credit Market Services - Domestic vs. International Revenue
Periods ended September 30, 2009 and 2008

(dollars in thousands)

(unaudited)
	2009	2008	% Change
Three Months
Domestic Revenue	$216,783	$220,668	(1.8)%
International Revenue	209,287	202,579	3.3%
Total Credit Market Services Revenue	$426,070	$423,247	0.7%

(unaudited)
	2009	2008	% Change
Nine Months
Domestic Revenue	$676,124	$715,812	(5.5)%
International Revenue	598,700	642,645	(6.8)%
Total Credit Market Services Revenue	$1,274,824	$1,358,457	(6.2)%

Exhibit 4